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                                 EXHIBIT 10.57

                       EXCLUSIVE DISTRIBUTION AGREEMENT

        IN THIS AGREEMENT, Sofamor Danek L.P., a Tennessee limited partnership having a principal office at 1800 Pyramid Place, Memphis, TN 38132 ("SDLP"), and Vista Medical Technologies, a Delaware corporation having a principal office at 5451 Avenida Encinas, Carlsbad, CA 92008, by and through its HNS Microsurgery Division ("VMT"), hereby agree as follows:

                             ARTICLE I - RECITALS

        WHEREAS:

        1.1 VMT has products known as StereoSite-TM- Systems and certain related products, all as described in Schedule A hereto.

        1.2 VMT owns and licenses intellectual property ("IP") rights and technology related to the design, manufacture and operation of its products. VMT conducts continuing research and development directed to improvements, modifications and additions to its products.

        1.3 SDLP sells devices for neurosurgery, orthopedic surgery and otolaryngology applications and implants and instruments for spinal and cranial surgery, and SDLP has considerable experience in the marketing, sale and service of such devices and systems for such applications.

        1.4 SDLP desires an exclusive right of distribution of certain products made by VMT in certain defined fields and territories corresponding to SDLP's current and anticipated markets, and VMT is willing to grant to SDLP such a distribution right.

        1.5 SDLP and VMT recognize that application of the VMT's products in SDLP's fields will require development of improved and modified products, and VMT and SDLP, therefore, have agreed to conduct joint research and development pursuant to the terms and conditions of a Cooperative Technology Agreement concurrently executed by the parties.

        NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties mutually agree as follows:

                           ARTICLE II - DEFINITIONS

        2.1 "Change of Control" means, with respect to VMT, any of the following events: (1) any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), in a single transaction acquires "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or securities of VMT representing more than 33% of the combined voting power (with respect to the election of directors) of VMT's then outstanding securities; or (ii) the consummation of a merger, combination or consolidation which would result in the voting securities of VMT outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 33% of the combined voting power (with respect to the election of directors) of the securities of VMT or of such surviving entity outstanding immediately after such merger, combination or consolidation.

        2.2 "Distribution Territory" shall mean and include all countries of the world.

        2.3 "Effective Date" shall mean the date of signature of the last party to sign.


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

        2.4 "Endoscopy System" shall mean the StereoSite System identified as the Endoscopy System on Schedule A attached hereto.

        2.5 "Europe" shall include all of continental Europe, and further include the United Kingdom, Ireland and the Scandinavian countries and Eastern Europe, including the Czech Republic, Serbia, Russia and Central Independent States of the former USSR.

        2.6     "FDA" shall mean the United States Food and Drug
Administration.

        2.7 "North America" shall include the United States of America, Canada and Mexico, including all territories and possessions thereof.

        2.8 "Microscopy System" shall mean the StereoSite System identified as the Microscopy System on Schedule A attached hereto.

        2.9 "Related Company" shall mean (a) a corporation, firm or association which, or an individual who, owns a controlling interest in a party hereto by stock ownership or otherwise, (b) a corporation, firm or association in which a party hereto owns a controlling interest, by stock ownership or otherwise, or (c) a corporation, firm or association in which a controlling interest, by stock ownership or otherwise, is owned by a corporation, firm or association which, or an individual who, also owns a controlling interest in a party hereto by stock ownership or otherwise. A "controlling interest" shall mean ownership or control of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, or more than 50% of the voting power in the case of a business entity other than a corporation.

        2.10    "SDLP Field" shall mean all:

                (a) neurosurgery, including, without limitation, cranial, functional, skull base and spinal surgery;
                (b)     spinal surgery;
                (c) radiation delivery, including, without limitation, radiosurgery and radiotherapy;
                (d) otolaryngology, including, without limitation, functional endoscopic sinus surgery; and
                (e)     maxillafacial surgery.

        2.11 "Spinal System" shall mean the StereoSite System identified as the Spinal System on Schedule A attached hereto.

        2.12 "StereoSite Systems" shall mean the current version of Vista's visualization and related information systems for microsurgery, endoscopy and spinal surgery, together with all associated accessories, software and disposables specific to such systems, together with any updates, modifications or new versions thereof.

        2.13 "Systems" shall mean the StereoSite Systems, the Visual (Seeing Eye) Instruments identified on Schedule A hereto and Vista's Series 8000 visualization and related information systems, as currently sold, together with all improvements and enhancements thereto.

        2.14 "VMT Current Products"' shall mean the StereoSite Systems and related products, including, without limitation, the apparatus and software listed in Schedule A hereto.

        2.15 "VMT Improvements" shall mean any modified VMT Current Product and any addition to the StereoSite System product line.

        2.16 "VMT Products" shall mean and include VMT Current Products and any VMT Improvements that subsequently become subject to this Agreement pursuant to its terms.

                         ARTICLE III - DISTRIBUTORSHIP

        3.1 VMT hereby appoints SDLP, and SDLP hereby accepts appointment, as VMT'S exclusive distributor, even unto VMT, of VMT Products in the SDLP Field, with the right to market, sell and distribute VMT Products throughout the world in accordance with the terms of this Agreement. SDLP agrees to use its best efforts to successfully market (including, without limitation, performing in accordance with the marketing plans contemplated by
Article V hereof) the VMT Product on a continuing basis, but nothing in this paragraph 3.1 shall require SDLP to take an unnecessary or unreasonable business, legal, regulatory or financial risk or action.

        3.2 As consideration for the exclusive distribution rights granted in paragraph 3.1, SDLP hereby agrees (a) to pay to VMT on execution
of the Agreement, a non-refundable, non-creditable fee of      ***
***        in cash, payable by check or wire transfer to VMT's account, and
(b) not to market or sell visualization products with the same specific purpose as the VMT Products in the SDLP Field. VMT acknowledges that SDLP is currently selling lines of minimally invasive endoscopic visualization equipment, currently known as MED Products and MicroEndo Products, and VMT acknowledges and agrees that these products and any improvements or enhancements thereto (except for improvements or enhancements containing three-dimensional visualization technology) do not cause and will not constitute or be construed to constitute a violation of this paragraph 3.2.

        3.3 SDLP may appoint third parties to act for SDLP in selling and distributing VMT Products in the SDLP Field, provided, however, that SDLP shall remain responsible for performance of such third parties of all covenants and obligations under this Agreement, including payment for any VMT Products sold to any such third party pursuant to the terms of the third party's agreement with SDLP. Any shipments by VMT to SDLP subdistributors made at the specific request of SDLP, shall be billed by VMT to SDLP directly.

        3.4 VMT shall forward promptly to SDLP all leads for sales of VMT Products in the SDLP Field.

        3.5     (a)     In the event that VMT proposes to enter into any
distribution agreement with any third party regarding the distribution of the VMT Products in the field of orthopedic surgery (other than arthroscopy and the SDLP Field), then, prior to entering into any discussions regarding such distribution agreement, VMT shall notify SDLP in writing of such intention to enter into such discussions, including the material terms and conditions upon which VMT would be willing to enter into a distribution agreement ("VMT's Notice").

                (b) For a period of 60 days after SDLP's receipt of VMT's Notice (the "Exclusive Period"), VMT shall negotiate in good faith exclusively with SDLP regarding such distribution agreement. During the Exclusive Period, VMT will not solicit offers from, negotiate with, or provide information to any third party regarding the distribution arrangement contemplated by VMT's Notice.

                (c) If SDLP and VMT fail to reach mutual agreement upon the terms and conditions of a definitive agreement for such distribution relationship, then VMT shall have 90 days from the expiration of the Exclusive Period to enter into a definitive agreement for such distribution with a third party; provided, however, that VMT may not enter into such definitive agreement if the terms and conditions thereof are, in the aggregate, more favorable to the third party than the terms and conditions proposed to SDLP by VMT during the Exclusive Period. If VMT fails to enter into such definitive agreement within such 90-day period, then SDLP's rights under this paragraph 3.5 shall be reinstated and VMT may not enter into any distribution relationship for VMT Products in such field and territory without first giving SDLP a new VMT's Notice and complying with the terms of this paragraph 3.5.

        3.6 Notwithstanding anything else set forth in this Agreement, VMT reserves all rights to collaborate with third parties with respect to VMT Products in the field of arthroscopic surgery (the "Excluded

***     Portions of this page have been omitted pursuant to a request for
    Confidential Treatment and filed separately with the Commission.


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

Field"). VMT shall provide written notice to SDLP identifying any potential collaborator prior to entering into any collaboration therewith in the Excluded Field. In the event SDLP, in its reasonable judgment, acting in good faith, objects to any collaboration in the Excluded Field due to the fact that the potential collaborator is an existing competitor of SDLP or any SDLP Related Company, then, SDLP shall provide VMT written notice of such objection (the "Objection Notice") within twenty-one (21) days of receipt of notice from VMT of the identity of the proposed collaborator. Upon receipt of the Objection Notice, VMT shall allow SDLP 120 days to develop a business plan for the VMT Products in the Exclusive Field, during which period the parties shall negotiate the terms and conditions of a collaboration in good faith. If following the 120 day period contemplated above, VMT enters into a collaboration with a party identified by SDLP in an Objection Notice, VMT shall contractually restrict such party from using, selling or distributing VMT Products in the SDLP Field, and VMT, in addition to enforcing the contractual restrictions against the competitor by termination of the arrangement if unauthorized distribution continues after notice is provided in accordance with the terms of the arrangement, shall contractually obligate the collaborator to pay to SDLP as a third party beneficiary a twenty percent (20%) royalty on net sales by the collaborator of VMT Products in the SDLP Field.

             ARTICLE IV - SPECIFICATIONS AND REGULATORY APPROVALS

        4.1     (a)     VMT reserves the right to discontinue any VMT Product
at any time, provided that SDLP is given at least six (6) months prior written notice.

                (b) During the term of this Agreement, VMT shall promptly notify SDLP of any material changes or modifications to any VMT Product in writing (the "VMT Material Change Notice").

        4.2     (a)     VMT will be use commercially reasonable efforts to
obtain, at VMT's expense and in VMT's name with respect to the VMT Products, as promptly as reasonably possible, (i) any necessary regulatory approvals from the FDA prerequisite to the commercial sale in the United States, (ii) any required Underwriter's Laboratory or equivalent certifications or IEC 601-1:1988 Certification, (iii) the CE Mark under the applicable Medical Device Directive and (iv) other necessary regulatory approvals or clearances or equivalent certifications of a substantially equivalent nature to those set forth above in this Paragraph 4.2(a) in the United States or Europe. VMT shall promptly notify SDLP of receipt of any such approvals, and shall provide SDLP with such information regarding the status of pending approvals, as SDLP may reasonably request.

                (b) Except as set forth in 4.2(a) above, SDLP shall be responsible, at its sole expense, to ascertain and comply with all applicable laws and standards of industry or professional conduct, including without limitation, those applicable to regulatory approvals, product claims, labelling, approvals, registrations and notifications, and also to obtain Distributor's prior written consent to all claims, labels, instructions, packaging or the like, which consent shall not be unreasonably withheld.

                            ARTICLE V - PERFORMANCE

        5.1 Before March 31, 1998, the parties shall jointly develop a plan for the implementation of a focused marketing effort for VMT Products in the SDLP Field for calendar year 1998 (the "1998 Marketing Plan"). The 1998 Marketing Plan shall be commercially reasonable, but will provide in each of Europe, North America and Japan, for technical sales specialists to be employed by SDLP and adequate demonstration inventory (not to exceed 30 StereoSite Systems) to be purchased by SDLP. The 1998 Marketing Plan shall include agreed upon sales, regulatory and development milestones for 1998.

        5.2 Before September 30 of each year during the term of this Agreement, the parties shall agree upon a marketing plan for the following calendar year. Such marketing plan shall include the number of additional demonstration StereoSite Systems (if any) that SDLP will be entitled to acquire based on the reasonable business needs and sales projections of SDLP for the following calendar year and (b) minimum annual sales volumes (worldwide and for each of Europe, North America and Japan) of VMT Products in the SDLP Field for the immediately following calendar year. Prior to a Change in Control, if any, in the event that SDLP and VMT do not agree upon a marketing plan contemplated by this paragraph 5.2 within six (6) months following the date upon which such plan was to be established, the minimum annual sales volumes for the immediately preceding year shall be deemed to apply to the then current year.

        5.3     On the Effective Date, SDLP shall deliver to VMT a purchase
order with respect to    ***      VMT Products to be used as demonstration
units and    ***      VMT Products for resale (the "Initial Order").

        5.4 During calendar year 1999, SDLP agrees to deliver to VMT, for delivery during such calendar year in accordance with the marketing plan, purchase orders with respect to a minimum of (i) an aggregate of *** Microscopy Systems and Endoscopy Systems and (ii) *** Spinal Systems. SDLP shall be obligated under this paragraph 5.4 only if (a) customers (other than SDLP and Related Companies) have placed orders with SDLP and/or its subdistributors for at least *** StereoSite Systems during 1998, (b) VMT's responsibilities under the development and regulatory milestones incorporated into the 1998 Marketing Plan have been performed, except to the extent that the failure to perform such responsibilities results from a breach by SDLP of this Agreement or the Cooperative Technology Agreement and (c) the Endoscopy System and Spinal System are available for commercial sale on or prior to December 31, 1998.

                 ARTICLE VI - TERMINATION OF EXCLUSIVE RIGHTS

        6.1 VMT shall have the option of terminating SDLP's rights set forth in paragraph 3.1 hereof upon providing SDLP with a notice identifying the asserted basis for termination and scope of termination, as follows:

                (a) In any of Europe, North America or Japan, as applicable, if at least *** of the minimum annual sales volumes for such territory as agreed upon in accordance with paragraph 5.2 hereof are not achieved on a cumulative basis for any two year period ("Measurement Period"). For purposes of this Agreement, the initial Measurement Period shall commence on January 1, 1999 and conclude on December 31, 2000.

                (b) In the entire Distribution Territory, if at *** of the minimum annual sales volumes for the Distribution Territory as agreed upon in accordance with paragraph 5.2 hereof are not achieved for any Measurement Period.

                (c) In any portion of the SDLP Field or the Distribution Territory, if SDLP fails to implement the marketing plans (other than the minimum annual sales volume component of such marketing plans) contemplated by paragraphs 5.1 and 5.2 hereof in any material respect.

        6.2 For a period of one (1) year following the date of the termination of SDLP's exclusive rights in any field or territory in accordance with paragraph 6.1 hereof, SDLP shall retain a nonexclusive right to distribute and sell VMT Products within the terminated field and/or territory. During the aforementioned one (1) year period, the parties will discuss in good faith alternatives to the termination of SDLP's rights in the affected field and/or territory; provided, however, that neither SDLP or VMT shall be precluded from discussing alternatives for such products, fields and territories with other parties.

        6.3 The provisions of paragraph 6.1(a) and 6.1(b) hereof shall not apply in the event that the failure to achieve the minimum annual sales volumes during any Measurement Period are the result of the failure or inability of VMT to supply VMT Products in a timely manner in accordance with the terms of this Agreement.

        6.4 In the event of a Change of Control of VMT, in no event will the minimum annual sales volumes used in any calendar year for purposes of
Section 6.1(a) and 6.1(b) exceed *** of the minimum annual

***     Portions of this page have been omitted pursuant to a request for
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

sales volumes for the immediately preceding calendar year.

                      ARTICLE VII - ORDERING AND DELIVERY

        7.1 All SDLP purchase orders for VMT Products shall include all information reasonably required by VMT and shall be in a form that is approved by VMT and reasonably acceptable to SDLP. SDLP's orders shall be given no less favorable treatment than orders from other VMT customers. VMT will deliver in the time and in the manner directed in any purchase order accepted by VMT.

        7.2 All purchase orders from SDLP shall be subject to acceptance by VMT in accordance with the terms of this Agreement. Orders not rejected by written notice to SDLP within ten (10) business days after receipt by VMT shall be considered accepted by VMT. Each purchase order accepted by VMT shall constitute a contract between VMT and SDLP for the sale of VMT Products ordered and shall be subject to the terms and conditions of the purchase order and of this Agreement. The terms and conditions of this Agreement shall govern and supersede any additional or contrary terms set forth in SDLP's purchase order or in any VMT or SDLP acceptance, confirmation, invoice or other document unless duly signed by an officer of each party and expressly identifying and stating agreement with the specific additional or contrary term or condition.

        7.3 On or before January 1, 1999, SDLP shall provide VMT with a twelve month rolling forecast indicating by month the number and type of VMT Products anticipated to be sold by SDLP or purchased by SDLP for demonstration use or inventory. The forecast shall be updated quarterly by the first day of each calendar quarter. The first four (4) months of the forecast shall constitute a firm purchase commitment by SDLP for delivery of the VMT Products specified therein. SDLP otherwise may modify the forecast upon reasonable advance notice. VMT shall not be required to deliver quantities of VMT Products in excess of 125% of SDLP's forecasted requirements unless VMT has been given at least four (4) months advance written notice of the quantities of VMT Products that exceed the forecast, provided, however, that VMT shall use all commercially reasonable efforts to supply such excess even without such advance notice.

        7.4 No accepted purchase order shall be modified or canceled except upon the mutual agreement of the parties. Mutually agreed change orders shall be subject to the terms of this Agreement. Notwithstanding the foregoing, any purchase order may be canceled by SDLP as to any VMT Products that are not delivered within ninety (90) days of the delivery date ("Cancellation Date") requested in the purchase order, and any cancellation shall not limit or affect any contract remedies available to SDLP with respect thereto. Any cancellation by SDLP shall be by written notice to VMT received within three (3) business days after the Cancellation Date.

        7.5 In the event VMT has a shortage of supply, VMT shall ship its products in the order in which purchase orders are received.

        7.6 In the event VMT does not supply a VMT Product as ordered pursuant to a Purchase order accepted by VMT, VMT shall so notify SDLP and the parties shall agree upon a new delivery date within ninety (90) days after the delivery date specified in the accepted purchase order. In the event VMT fails to meet the new delivery date on any three accepted orders in any rolling six month period, and such failures are not excused pursuant to
Article XIII hereof SDLP shall be deemed to have been granted a temporary nonexclusive right to make or have made those VMT Products that VMT has been unable to supply in a timely manner for sale solely within the SDLP Field and the territories in which SDLP has a right to distribute VMT Products pursuant to this Agreement. In the event that VMT notifies SDLP that it has cured its production problems, VMT and SDLP shall meet and develop a forecast for VMT's manufacture of VMT Products for the next three (3) months. The right to make or have made granted pursuant to this paragraph, shall continue until VMT has demonstrated, by successful and timely delivery of VMT Products pursuant to the agreed upon forecasts contemplated by this Section for three successive months, that its delivery problems are cured. The license shall terminate upon such a demonstration. Upon termination of the license, SDLP shall have a reasonable time to phase out the alternative


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

arrangements made under the license, and VMT shall reimburse SDLP for all reasonable incremental costs incurred by SDLP as a result of termination of the license and reversion to supply by VMT pursuant to this Agreement.

        7.7 All deliveries of VMT Products shall be FOB at VMT's facility located at Westborough, MA, or such other location within the United States which VMT shall designate. VMT shall have no further responsibility for VMT Products, and all risk of damage or loss or delay of VMT Products shall pass to SDLP, upon their delivery at the aforesaid FOB point. All VMT Products shall be delivered by a common carrier selected by SDLP, and, in the event SDLP has not selected a common career fifteen (15) business days prior to the shipment date, VMT shall ship by a common carrier reasonably selected by VMT.

        7.8 VMT shall be responsible for all packaging and required sterilization of VMT Products purchased pursuant to this Agreement in accordance with specifications which are reasonably satisfactory to both parties.

                         ARTICLE VIII - PRICING AND ROYALTIES

        8.1     ***

        8.2     In addition to the amounts set forth in paragraph 8.1 above,
SDLP shall pay to VMT a royalty of *** of    ***                   of VMT
Products, including upgrades or replacement parts, sold by SDLP or Related Companies to third parties in calendar years 1998, 1999, 2000, 2001, and
2002. SDLP's and any Related Party's    ***       shall be determined in
accordance with GAAP as then currently applied by SDLP.  The royalty required
by this paragraph shall be payable on ***      VMT Products only after the
first

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

***      VMT Products are sold by SDLP.  The parties agree to reconsider in good faith the royalty calculation set forth in the first sentence of this paragraph during the last calendar quarter of 1999 in respect of sales of VMT Products to subdistributors outside the United States.

                                      ***
                                      ***
                                      ***
                                      ***
                                      ***
                                      ***
                                      ***.

        8.4 Payments for VMT Products sold to SDLP shall be due and payable by SDLP within fifty (50) days after the date of the invoice by VMT.
Notwithstanding the foregoing,   ***    of the amount payable to VMT with
respect to the Initial Order shall be due on the Effective Date as an advance against payment for the Initial Order. All payments set forth hereunder shall be made in U.S. dollars in the U.S.

        8.5     (a)     Within forty-five (45) days after the close of each
calendar quarter during 1998 through 2002, SDLP shall remit to VMT the royalties payable pursuant to paragraph 8.2 hereof. SDLP shall maintain
books of account sufficient to determine SDLP's    ***
of VMT Products sold by SDLP, its subdistributors or Related Companies.

                (b) Each royalty payment shall be accompanied by a written report, prepared at the direction of a financial officer of SDLP,
showing for the quarter for which payment is being made, the ***        ***
of VMT Products sold by SDLP or Related Companies to third parties during the immediately preceding calendar quarter and the royalties which shall have accrued with respect thereto. In the event that, for any quarter following the first quarter in which a SDLP Product is sold for which such a royalty would be payable, no such royalty is due, SDLP shall report the same to VMT.

                (c) At the request and expense of VMT, SDLP shall permit an independent certified public accountant appointed by VMT and reasonably acceptable to SDLP, at reasonable times and upon reasonable notice (but not exceeding once in any twelve (12) month period), to examine on a confidential basis those records as may be necessary (with respect to any calendar year ending not more than three (3) years prior to such party's request) to: (i) determine the correctness of any report or payment under this Agreement; or
(ii) obtain information as to the VMT Product   *** and SDLP      ***
for such calendar year. Said independent certified public accountant shall verify to the requesting party only the amount of payment due or costs incurred hereunder and disclose no other information revealed in its audit. Results of any such examination shall be made available to the parties. Any amount of deficiency, or overcharge, shall be paid or refunded promptly by the parties, plus interest at the commercial prime lending rate of Citibank, N.A., New York (or equivalent banking institution) until the date paid. VMT shall bear the full cost of the performance of any such audit unless such audit discloses an underpayment by SDLP to VMT of more than five percent (5%) from the amount of the original report, royalty or payment calculation, in which case SDLP shall bear the full cost of the performance of such audit.

        8.6 Notwithstanding the pricing set forth above in paragraph 8.1, SDLP shall be entitled to purchase from VMT the number of demonstration StereoSite Systems contemplated in the marketing plans adopted pursuant to
Article V hereof at a price equal to VMT's fully-burdened manufacturing cost for a System as determined in accordance with paragraph 8.1, plus a mark-up of ***.

***     Portions of this page have been omitted pursuant to a request for
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

                         ARTICLE IX - TERM

        9.1 Unless earlier terminated or extended pursuant to its terms, this Agreement shall continue from the Effective Date to December 31, 2002 (the "Initial Term"). At the end of the Initial Term, this Agreement shall automatically be renewed for periods of two (2) years each, provided that at least *** of the minimum annual sales volumes for the Distribution Territory as agreed upon in accordance with paragraph 5.2 hereof have been achieved for the most recently completed Measurement Period. For example, if at least *** of the minimum annual sales volumes for the Distribution Territory as agreed upon in accordance with paragraph 5.2 hereof are achieved for the Measurement Period of January 1, 2001 through December 31, 2002, then this Agreement shall be renewed through December 31, 2004.

        9.2 This Agreement may be terminated by either party for a material breach by the other party of the provisions hereof. Such termination shall be effective sixty (60) days after written notice to the other party of the breach if the breach has not been remedied. This provision shall not apply to breaches by SDLP of the performance provisions of Article V.

        9.3     In the event of termination of this Agreement by either party,

                (a) SDLP shall have the right to complete all sales of VMT Products for which purchase orders have been accepted by VMT, provided SDLP pays the sale price and any royalties on such sales pursuant to paragraph 7.5;

                (b) SDLP shall make all payments that accrued and were payable prior to the date of termination;

                (c) SDLP shall assign to VMT all assignable regulatory approvals that are specific and limited to VMT Products;

                (d) The parties shall cooperate to assure continued service and support to purchasers of VMT Products from SDLP; and

                (e) VMT shall purchase from SDLP, at SDLP's cost, all unsold VMT Products in SDLP's inventory.

        9.4 This Agreement shall automatically terminate in the event (1) either party ceases to do business, or otherwise terminates its business operations or (2) if either party shall seek protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other party.

        9.5 The right of either party to terminate under the provisions of this Article shall not be an exclusive remedy, and either party shall be entitled, if the circumstances warrant alternatively or cumulatively, to damages for breach or this Agreement, to an order requiring performance of the obligations of this Agreement or to any other legally available remedy.

                  ARTICLE X - MARKETING, SALES AND SERVICE

        10.1 SDLP shall supply all sales and marketing materials at its sole expense, all such materials to be approved by VMT in its reasonable discretion. Any sales and marketing materials not disapproved in writing by VMT, shall be deemed approved by VMT thirty (30) days after receipt by VMT for review. VMT shall supply SDLP, as reasonably requested from time to time, information required in order to prepare sales and marketing materials.


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

        10.2 SDLP shall be responsible for marketing activities in the SDLP Field. Upon reasonable request from SDLP, VMT shall cooperate with marketing activities promoting VMT Products, including, without limitation, providing VMT employees for training, demonstrations and customer contact.

        10.3 SDLP will use the then current names and designations used by VMT for the VMT Products. All advertisements, promotional materials and packaging shall identify VMT as the owner of such names and designations and the manufacturer of the VMT Products and shall be subject to prior written approval of VMT, which approval shall not be unreasonably withheld. SDLP shall have the right and license to use VMT trade names and trademarks in conjunction with the promotion and sale of VMT Products in the SDLP Field. SDLP shall acquire no right or title in such VMT trademarks and trade names. SDLP shall have the right to use its own trade name and trademarks in conjunction with the VMT trade names and trademarks. All rights of SDLP under this paragraph shall terminate with termination of this Agreement.

        10.4 VMT shall provide initial training of SDLP sales specialists and field service representatives with respect to use and installation of VMT Products. Such training shall take place at reasonable times and places, as agreed upon by the parties. All SDLP employee costs shall be borne by SDLP.

        10.5 SDLP shall be responsible for obtaining any licenses necessary to export VMT Products from the United States to the country of delivery as indicated on SDLP's purchase order. SDLP shall also be responsible for obtaining any import licenses required by any such country.

        10.6 VMT shall make available to SDLP any software and hardware upgrades for VMT Products at prices set in accordance with paragraphs 8.1,
8.2 and 8.3 hereof and on terms and conditions consistent with this Agreement.

        10.7 Except as provided in Article X hereof regarding VMT's warranty obligations, VMT shall sell replacement parts for VMT Products to SDLP at prices determined in accordance with paragraphs 8.1, 8.2 and 8.3 hereof.

ARTICLE XI - INSPECTIONS, RETURNS, REPRESENTATIONS, WARRANTIES AND COVENANTS

        11.1 In the event of any shortage, damage or discrepancy in or to a shipment of VMT Products or in the event any VMT Product fails to comply with the then current agreed-upon specifications for the VMT Product, SDLP shall report the same to VMT and shall furnish such written evidence or other documentation as VMT reasonably may deem appropriate. If such evidence establishes that such shortage, damage or discrepancy existed at the time of delivery of the VMT Product at the FOB point, SDLP may return the VMT Product to VMT at VMT's expense, and, at SDLP's request, VMT shall use all reasonable efforts to deliver promptly replacement VMT Products in accordance with the delivery procedures established herein.

        11.2 VMT represents and warrants to SDLP that all VMT Products sold and delivered under this Agreement will have been manufactured, if required by law, in accordance with FDA Good Manufacturing Practices, European Medical Device Directive requirements, ISO 9001 certification or successor requirements, and all other applicable manufacturing requirements. VMT further agrees that no VMT Product delivered by VMT under this Agreement shall be adulterated or misbranded at the time of delivery within the meaning of the U.S. Food, Drug and Cosmetic Act and regulations thereunder. VMT shall permit SDLP's regulatory personnel reasonable access, from time to time, to the facilities and records of VMT for the purpose of confirming VMT's compliance with this paragraph.

        11.3 VMT warrants to SDLP that the use, sale, offer for sale or import of VMT Products sold by VMT under this Agreement will not infringe any then currently issued patents, trade secrets, trademarks or other IP rights of any third party, and any such VMT Products shall, when delivered at the FOB point, meet the then effective and agreed upon specifications and shall be free from defects in materials and workmanship.

        11.4 VMT hereby extends and agrees to extend to any original purchaser of a VMT Product from SDLP or its designee pursuant to the terms of
this Agreement a warranty for a period of the earlier of (i)   ***    months
from the date of shipment from VMT's facilities or (ii)   ***   year from
SNT's sale to a third party customer, against defects in materials or
workmanship that occur in normal use; provided, however that the    ***
month period set forth above shall be    ***           months for VMT
Products sold by VMT to SDLP in 1998 and    ***        months for VMT
Products sold by VMT to SDLP in 1999. VMT shall be responsible for the repair and/or replacement of VMT Products that prove to be defective. The warranty shall be void if the VMT Product was misused, abused, improperly installed or operated, or repaired, serviced or modified by anyone other than service personnel designated by VMT.

        11.5 All service for VMT Products sold pursuant to this Agreement shall be coordinated by VMT from its facilities. In service literature, SDLP shall identify a VMT facility as an authorized repair center, shall provide a toll-free telephone number at this facility for assistance, and shall include as the SDLP mailing address for service matters the address of this VMT facility. VMT shall maintain a customer service capability sufficient to respond to the needs of SDLP's customers.






***     Portions of this page have been omitted pursuant to a request for
    Confidential Treatment and filed separately with the Commission.

        11.6 THE WARRANTIES SET FORTH IN THIS SECTION ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, AND VMT HEREBY DISCLAIMS AND EXCLUDES ANY AND ALL WARRANTIES, GUARANTEES, OBLIGATIONS, LIABILITIES, RIGHTS AND REMEDIES, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, (a) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, (b) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE IN THE TRADE, AND (c) ANY OBLIGATION, RIGHT, LIABILITY, CLAIM OR REMEDY FOR LOSS OF USE, REVENUE OR PROFIT, OR ANY OTHER DAMAGES, INCLUDING CONSEQUENTIAL DAMAGES, EXCEPT THAT VMT SHALL PROVIDE WITH RESPECT TO VMT PRODUCTS SOLD TO SDLP SUCH OTHER WARRANTIES AS VMT CUSTOMARILY PROVIDES TO ITS CUSTOMERS OR END USERS FOR PRODUCTS COMPARABLE TO VMT PRODUCTS USEFUL IN THE SDLP FIELD.

        11.7    VMT represents and warrants to SDLP that:

                (a) VMT is the exclusive owner or licensee of all right, title and interest in and to all IP used in the research, design, development, manufacture or sale of VMT Products (the "VMT IP").

                (b) Neither VMT, its business, any of VMT Products, nor the execution and performance of this Agreement and the transactions contemplated herein, infringes, misuses, misappropriates or conflicts with the rights, including patent and other intellectual property rights or contract rights, of others.

                (c) To the knowledge of VMT, the VMT IP is valid and has not been challenged in any judicial or administrative proceeding.

                (d) To the knowledge of VMT, VMT has taken any necessary steps or appropriate actions to record its interests, or to protect its rights, in the VMT IP.

                (e) To the knowledge of VMT, no person or entity, nor such person's or entity's business or products, has infringed, misused, misappropriated or conflicted with the VMT IP or currently is infringing, misusing, misappropriating or conflicting with the VMT IP.

        11.8    SDLP represents and warrants to VMT and agrees as follows:

                (a) to immediately notify VMT of any adverse or unexpected results or any actual or potential government action relevant to a product and, if and to the extent requested by VMT in writing to suspend distribution of that product.

                (b) to keep for five years after termination of this Agreement records of all product sales and customers sufficient to adequately administer a recall of any product and to fully cooperate in any decision by VMT to recall, retrieve and/or replace any product.

                (c) to keep VMT informed as to any problems encountered with the VMT Products and any resolutions arrived at for those problems, and to communicate promptly to VMT any and all modifications, design changes or improvements of the VMT Products suggested by any customer, employee or agent. SDLP further agrees that VMT shall have any and all right, title and interest in and to any such suggested modifications, design changes or improvements of the VMT Products, without the payment of any additional consideration therefor either to SDLP, or its employees, agents or customers. SDLP will also promptly notify VMT of any infringement of any trademarks or other proprietary rights relating to the VMT Products.

                (d) to comply with all applicable export control laws and regulations of the United States Department of Commerce or other United States agency or authority and not to export any VMT Product in violation of such laws or regulations.

        11.9 For a period of sixty (60) days following SDLP's receipt of any VMT Material Change Notice, SDLP shall be entitled to replace VMT Products which remain unsold by returning such Products to VMT. All returned Products must be in original packaging, which shall conspicuously bear the Material Return Authorization Number SDLP obtains from VMT prior to return. VMT shall deliver replacement VMT Products promptly to SDLP.

        11.10 Except for the obligations of VMT set forth elsewhere in this Agreement, SDLP agrees to ascertain and comply with in the performance of or exercise of rights under this Agreement, all applicable laws or regulations of any organization, country, group of countries or political or governmental entity located within the Distribution Territory.

                   ARTICLE XII - INDEMNITY AND INSURANCE

        12.1 VMT shall indemnify, defend and hold harmless SDLP and each of its subsidiaries, officers, directors, employees, shareholders, Related Companies and distributors ("Indemnified Party) from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment), resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of (i) any breach of representation, warranty, covenant or agreement on the part of VMT under this Agreement, (ii) total or partial recalls of VMT Products, or (iii) alleged defects in materials, workmanship, product performance, or design of VMT Products, but in any event excluding matters for which SDLP is responsible under paragraph 12.2 below. VMT shall maintain product liability insurance or self-insurance in such amounts as is advisable pursuant to ordinary good business practice for a similar company in a similar type of business, and shall provide SDLP with evidence of this coverage.

        12.2 SDLP shall indemnify, defend and hold harmless VMT and each of its subsidiaries, officers, directors, employees, shareholders, Related Companies and suppliers ("Indemnified Party") from and against and in response of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit proceeding, claim, appeal, demand, assessment or judgment), resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of (i) any breach of representation, warranty, covenant, or agreement on the part of SDLP under this Agreement, (ii) product claims, whether written or oral, made or alleged to be made, by SDLP in its advertising, publicity, promotion, or sale of any VMT Product where such product claims were not provided by or approved by VMT, or (iii) negligent handling by SDLP of VMT Products, but in any event excluding matters for which VMT is responsible under paragraph 12.1 above.

        12.3 If a claim by a third party is made against any Indemnified Party, and if the Indemnified Party intends to seek indemnity with respect thereto under this Article 12, such Indemnified Party shall promptly notify the indemnifying party of such claim; provided, however, that failure to give timely notice shall not affect the rights of the Indemnified Party so long as the failure to give timely notice does not materially adversely affect the indemnifying party's ability to defend such claim against a third party. The indemnifying party shall be entitled to settle or assume the defense of such claim, including the employment of counsel reasonably satisfactory to the Indemnified Party, as provided below. If the indemnifying party elects to settle or defend such claim, it shall notify the Indemnified Party within thirty (30) days (but in no event less than twenty (20) days before any pleading, filing or response on behalf of the Indemnified Party is due) of its intent to do so. If the indemnifying party elects not to settle or defend such claim or fails to notify the Indemnified Party of its election within thirty (30) days (or such shorter period provided above) after receipt of the Indemnified Party's notice of a claim of indemnity hereunder, the Indemnified Party shall have the right to contest, settle or compromise the claim without prejudice to any rights to indemnification hereunder. Regardless of which party is controlling the settlement or defense of any claim, (i) both the Indemnified Party and the indemnifying party shall act in good faith, (ii) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any Indemnified Party or of its subsidiaries, (iii) the indemnifying party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party, provided that all fees, costs and expenses of such counsel in an action controlled by the indemnifying party shall be borne by the Indemnified Party, unless the indemnifying party and Indemnified Party have different available defenses to such third party claim, in which case such fees, costs and expenses shall be borne by the indemnifying party, (iv) no entry of judgment or settlement of a claim may be agreed to without the written consent of both the Indemnified Party and the indemnifying party, which consents shall not be unreasonably withheld, and (v) the indemnifying party shall agree promptly to reimburse the Indemnified Party for the full amount of such claim pursuant to this Article 12. So long as the indemnifying party is reasonably contesting any such claim in good faith as permitted herein, the Indemnified Party shall not pay or settle any such claim; provided that the Indemnified Party may settle any such claim so long as the indemnifying party is not adversely affected thereby. The controlling party shall deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the settlement or defense of any such claim, and timely notices of, and the right to participate pursuant to (iii) above in any hearing or other court proceeding relating to such claim.

        12.4 Each party hereto shall cooperate fully with the other parties with respect to access to books, records, or other documentation within such party's control, if deemed reasonably necessary or appropriate by any party in the defense of any claim which may give rise to indemnification hereunder.

                    ARTICLE XIII - FORCE MAJEURE

        13.1 "Force Majeure" shall mean any event or condition, not existing as of the date of signature of this Agreement, not reasonably foreseeable as of such date and not reasonably within the control of either party, which prevents, in whole or in material part, the performance by one of the parties of its obligations hereunder, such as act of God, act of government, war or related actions, civil insurrection, riot, sabotage, strike or other labor disturbance, epidemic, fire, flood, windstorm, and similar events. "Force Majeure" shall also mean any failure to perform by a sole source supplier, other than a Related Party to VMT, which prevents in whole, or in material part, the performance by VMT of its obligations hereunder.

        13.2 Upon giving notice to the other party, a party affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure.

        13.3 During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable.

                     ARTICLE XIV - MISCELLANEOUS

        14.1 Each party may designate information disclosed to the other party in writing pursuant to this Agreement as confidential ("Confidential Information"). Except as permitted or required for performance by the party receiving such Confidential Information, each party agrees (i) not to disclose or use any Confidential Information of the other party obtained in connection with the performance of this Agreement, and (ii) not to disclose or provide any of such Confidential Information of the other party to any third party. Each party agrees to treat the other party's Confidential Information the same way the receiving party treats its own proprietary data but in any event with no less than reasonable care. The obligations set forth in this paragraph shall continue to apply for five (5) years following the expiration or termination of this Agreement.

        14.2 This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of other party. In fulfilling its obligations pursuant to this Agreement, each party shall be acting as an independent contractor.

        14.3 This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors or permitted assigns of the parties hereto. The Agreement is personal to the parties and cannot be assigned by either party without the prior written consent of the other party, provided, however, that either party may assign this Agreement and all rights and obligations to a Related Company or to any person who succeeds to substantially all of the assets and business of such party to which this Agreement relates.

        14.4 This Agreement and the Cooperative Technology Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and superseded all prior agreements whether written or oral relating hereto.

        14.5 This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, including all matters of construction, validity, performance and enforcement without giving effect to principles of conflict of laws and without regard to the United Nations Convention on Contracts for the International Sale of Goods. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys' fees.

        14.6 All of the representations, warranties, and covenants made in this Agreement, and all terms and provisions hereof intended to be observed and performed by the parties after the termination hereof, shall survive such termination and continue thereafter in full force and effect.

        14.7    EXCEPT FOR THE OBLIGATIONS OF THE PARTIES SET FORTH IN
ARTICLE XII HEREOF, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER UNDER ANY SECTION OF THIS AGREEMENT OR UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY (A) FOR ANY AMOUNTS IN EXCESS IN THE AGGREGATE OF THE AMOUNTS PAID TO VMT HEREUNDER DURING THE TWELVE MONTH PERIOD PRIOR TO DATE THE CAUSE OF ACTION AROSE OR (B) FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR (C) FOR COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES. NEITHER PARTY SHALL HAVE LIABILITY FOR ANY FAILURE OR DELAY DUE TO MATTERS BEYOND ITS REASONABLE CONTROL.

        14.8 The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. Any amendment to this Agreement shall be in writing and signed by the parties hereto.

        14.9 This agreement may be executed in any number of counterparts, each of which shall be deemed as original and all of which together shall constitute one instrument.

        14.10 The titles and headings to Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

        14.11 Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. Except as specifically granted or required in order to perform the respective obligations of the parties hereto, nothing in this Agreement shall be construed as a grant by one party to the other of a license under any IP rights of the other party.

        14.12 All notices or other communications to a party required or permitted hereunder shall be deemed given if in writing and delivered personally or sent by telecopy (with confirmation of transmission) or certified mail (return receipt requested) to such party at the following addresses (or at such other addresses as shall be specified by like notice):

        if to SDLP, to:

                Sofamor Danek L.P.
                1800 Pyramid Place,
                Memphis, TN 38132

        with copies to:

                Sofamor Danek Group, Inc.
                c/o Kenneth G. Hayes, Jr.
                President
                Surgical Navigation Technologies
                1800 Pyramid Place
                Memphis, TN 38132
                FAX (901) 344-1568

                Vice President & General Counsel
                Sofamor Danek Group, Inc.
                1800 Pyramid Place
                Memphis, TN 38132
                FAX (901) 344-1576

        and if to VMT, to:

                Vista Medical Technologies, Inc.
                5451 Avenida Encinas, Suite A
                Carlsbad, CA 92008
                Attention: John Lyon
                FAX (760) 603-9170

        with a copy to:

                Brobeck Phleger & Harrison LLP
                550 West C Street, Suite 1300
                San Diego, CA 92101
                Attention: Craig Andrews
                FAX (619) 234-3848

SDLP or VMT may change their respective above-specified recipient and/or mailing address by notice to the other party given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the day shown on the return receipt (if delivered by mail) or on the next day following delivery to a reputable overnight carrier.

        14.13 In the event any provision of this Agreement shall be declared invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        14.14 Each of the parties to this Agreement hereby agrees with the other parties hereto that, except as may be required to comply with the requirements of applicable law or any exchange upon which such party's capital stock is listed or traded, no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by SDLP and VMT. The foregoing shall not restrict either party's communications with employees, customers or private investors.

        14.15 Each party agrees to execute and deliver without further consideration any further applications, licenses, assignments or other documents, and to perform such other awful acts as the other party may reasonably require to fully secure and/or evidence the rights or interests herein.

        14.16 SDLP agrees to comply with all applicable export control laws and regulations of the United States Department of Commerce or any other United States agency or authority and not to export any VMT Product in violation of such laws or regulations.

        14.17 SDLP shall be responsible for all taxes designated, levied or based on the prices, rates, charges or fees set forth in this Agreement or the products provided hereunder, including but not limited to sales, value added, withholding and use taxes, duties, termination payments or compulary licensing fees and other governmental assessments.

           [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, each of the parties has caused this Sales Agreement to be executed in the manner appropriate to each, as of the date first above written,

                                VISTA MEDICAL TECHNOLOGIES, INC.



                                By: /s/ John Lyon
                                   ----------------------------------
                                Title:  President & CEO
                                       ------------------------------
                                Date:   January 6, 1998
                                       ------------------------------


                                SOFAMOR DANEK L.P.



                                By: /s/ Kenneth G. Hayes, Jr.
                                   ----------------------------------
                                Title:  President
                                       ------------------------------
                                Date:
                                       ------------------------------

                                SCHEDULE A

                     CURRENT PRODUCT CONFIGURATIONS



STEREOSITE M = MICROSCOPY SYSTEM

Head Mounted Display (2)
Information Processing Unit (1)
Camera Control Unit (1)
Microscopic Stereo Video Adapter (2)
3 Chip Camera (2)


STEREOSITE E = ENDOSCOPY SYSTEM

Head Mounted Display (1)
Information Processing Unit (1)
4.7mm Diameter Stereoendoscope (1)
Stereo Camera Control Unit (1)


STEREOSITE SP = SPINAL SYSTEM (FLEX CAMERA)

Head Mounted Display (1)
Information Processing Unit (1)
Flexible Stereo Camera with Mount (1)
Stereo Camera Control Unit (1)


    ***


*** Portions of this page have been omitted pursuant to request for Confidential Treatment and filed separately with the Commission.